                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                                 April 17, 1998

                       THE GUARANTEE LIFE COMPANIES INC.
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             (Exact name of registrant as specified in its charter)



 Delaware                       0-26788                    47-0785066
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(State of Incorporation) (Commission File Number)  (IRS Employer Identification
                                                    Number)

        8801 Indian Hills Drive,
           Omaha, Nebraska                             68114
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  (Address of principal executive offices)          (Zip Code)

                                 (402) 361-7300
                              --------------------
              (Registrant's telephone number, including area code)

                                 Not applicable
                          ----------------------------
         (Former name or former address, if changed since last report)
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 Item 5.OTHER EVENTS.

        (a) The registrant issued the following press release on April 17, 1998:




Company Contact:                        Contact:
----------------                        --------

William L. Bauhard, CFO                 Thomas Wallace, EVP
The Guarantee Life Companies Inc.       Makovsky & Company
Diane T. Kohout, Director IR            John Menditto, Account Exec.
The Guarantee Life Companies Inc.       Makovsky & Company
(402) 361-2848                          (212) 508-9600


               THE GUARANTEE LIFE COMPANIES INC. ANNOUNCES LOWER
              THAN ANTICIPATED RESULTS FOR THE FIRST QUARTER 1998


          Omaha, Nebraska, April 17, 1998 -- The Guarantee Life Companies Inc. (Nasdaq: GUAR) today announced that earnings for the first quarter ended March 31, 1998 will be significantly lower than the average estimate of analysts surveyed by IBES International Inc. The Company expects earnings for the quarter to be between $0.02 and $0.05 per diluted share versus $0.46 per diluted share estimated by analysts. For the same quarter in 1997, earnings per diluted share was $0.32. Guarantee Life intends to release its full first quarter 1998 results as planned on Thursday, April 23, 1998.

          Robert D. Bates, Chairman and Chief Executive Officer, commented, "While we expect to experience substantial increases in quarterly earnings for the remainder of the year, we do not expect to meet the consensus analyst estimate for the full year 1998. We experienced unexpected high mortality and morbidity in all three of our insurance operations. In addition, the Company experienced a significant profitability shortfall in the Employee Benefits Division. We remain confident in our strategy to develop focused businesses, complemented by accretive acquisitions."

          Guarantee Life cited unfavorable loss ratios in its Employee Benefits Division as one of the main reasons for the earnings shortfall, particularly in the group life and dental product lines.

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Pricing actions have been taken in both the group life and dental product lines.
Rates were increased on January 1, 1998 in group life, and during June 1997, October 1997, and on January 1, 1998 in dental. These pricing actions require time to be fully implemented on new and renewal business to improve the composite loss ratio of the total block of in-force business.

     Mr. Bates said, "The restructuring of the Employee Benefits Division, which aligns home office support units with the marketing regions, has made forward strides. Our new computerized quoting process is now operating in all Regional Group Offices. Its implementation is being, and will continue to be, positively reflected in Guarantee Life's operations through improved productivity."

     In the Group Special Markets Division, there was an unexpectedly high loss ratio in the Excess Loss product line in both specific and aggregate coverages. Mr. Bates commented, "The Excess Loss business is volatile and fluctuations occur from time to time. We believe that pricing and underwriting actions taken throughout 1997 should return the business to expected profitability levels. We also believe the sales of our executive medical reimbursement insurance and non-medical products will continue to provide profitable earnings."

     The Individual Business experienced an uncharacteristically high mortality rate in its business during the first quarter 1998. Mr. Bates commented, "While we historically experience excellent mortality relative to pricing, these types of fluctuations do occur." Mr. Bates continued, "The acquisition of PFG, Inc. and the definitive agreement to purchase Westfield Life Insurance Company remain key factors in our strategy to build the critical mass necessary to more effectively mediate a short-term and unexpectedly high mortality rate."

          Mr. Bates concluded, "It was a very difficult first quarter and we know this is a disappointment to investors and Guarantee Life. It is most unfortunate that these negative variances occurred in all three business operations at the same time. It is critical that we continue to build our business through internal and acquisition growth to achieve a size that will mitigate the effects of adverse fluctuations when they occur."

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          The Guarantee Life Companies Inc. operates through two subsidiaries, including its principal subsidiary, Guarantee Life Insurance Company, and PFG, Inc. PFG, Inc.'s principal subsidiary is AGL Life Assurance Company. Guarantee Life markets group life and health insurance products to employers and other groups, and life insurance and annuities to individuals. The principal business operations are conducted in 48 states and the District of Columbia. Insurance coverage and related benefits are provided through more than 230,000 individual and group policies issued to almost 1.8 million customers. Guarantee Life is headquartered in Omaha, Nebraska.

          Certain statements contained in this press release, including statements regarding the anticipated development and expansion of the Company's business, the intent, belief, or current expectations of the Company, its directors, or its officers, primarily with respect to the future operating performance of the Company, and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, uncertainties regarding the market, difficulties inherent in consummating and merging acquisitions, and those risks and uncertainties discussed in filings made by the Company with the Securities and Exchange Commission.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 THE GUARANTEE LIFE COMPANIES INC.

                                 By  /s/ Richard A. Spellman
                                    ------------------------
                                    Richard A. Spellman, Senior Vice President,
                                    General Counsel and Secretary

                                 April 17, 1998

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